UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2023

GROM SOCIAL ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Florida	001-40409	46-5542401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2060 NW Boca Raton Blvd. #6

Boca Raton, Florida 33431

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 287-5776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.001	GROM	The Nasdaq Capital Market
Warrants to purchase shares of Common Stock, par value $0.001 per share	GROMW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On September 12, 2023, Grom Social Enterprises, Inc. (the “Company”), issued a press release announcing the closing of its previously announced underwritten public offering (the “Offering”) of 946,000 units (the “Units”) at a price of $3.00 per Unit and 54,000 pre-funded units (the “Pre-Funded Units”) at a price of $2.999 per Pre-Funded Unit, with (a) each Unit consisting of: (i) one share of common stock, par value $0.001 per share (the “Common Stock”); (ii) one Series A Warrant (the “Series A Warrant”); and (iii) one Series B Warrant (“Series B Warrant,” together with Series A Warrant, the “Warrants”), each Warrant to purchase one share of Common Stock at $3.00 per share; and (b) each Pre-Funded Unit consisting of: (i) one pre-funded warrant (the “Pre-Funded Warrant”) exercisable for one share of Common Stock at $0.001; (ii) one Series A Warrant; and (iii) one Series B Warrant, identical to the Warrants in the Unit.

The closing of the Offering took place on September 12, 2023. The Company received approximately $3.0 million in gross proceeds from the Offering, prior to deducting the underwriting discount and commission and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1*	Press Release dated September 12, 2023, announcing closing of the Offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

 _________________

* Filed herewith

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROM SOCIAL ENTERPRISES, INC.

Date: September 12, 2023	By:	/s/ Darren Marks
Darren Marks Chief Executive Officer

3